PRESS RELEASE

AbbVie Reports Third-Quarter 2021 Financial Results

•Reports Third-Quarter Diluted EPS of $1.78 on a GAAP Basis, an Increase of 38.0 Percent; Adjusted Diluted EPS of $3.33, an Increase of 17.7 Percent

•Delivers Third-Quarter Net Revenues of $14.342 Billion, an Increase of 11.2 Percent on a GAAP Basis; Adjusted Net Revenues Increased 11.3 Percent on a Reported Basis and 10.8 Percent Operationally

•Third-Quarter Global Net Revenues from the Immunology Portfolio Were $6.674 Billion, an Increase of 15.3 Percent on a Reported Basis, or 14.9 Percent on an Operational Basis; U.S. Humira Net Revenues Were $4.613 Billion, an Increase of 10.1 Percent; Internationally, Humira Net Revenues Were $812 Million, a Decrease of 14.6 Percent on a Reported Basis, or 16.7 Percent on an Operational Basis, Due to Biosimilar Competition; Global Skyrizi Net Revenues Were $796 Million; Global Rinvoq Net Revenues Were $453 Million

•Third-Quarter Global Net Revenues from the Hematologic Oncology Portfolio Were $1.866 Billion, an Increase of 8.4 Percent on a Reported Basis, or 8.1 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $1.374 Billion, an Increase of 0.3 Percent, with U.S. Net Revenues of $1.109 Billion and International Profit Sharing of $265 Million; Global Venclexta Net Revenues Were $492 Million

•Third-Quarter Global Net Revenues from the Neuroscience Portfolio Were $1.566 Billion, an Increase of 25.5 Percent on a Reported Basis, or 25.0 Percent on an Operational Basis; Global Botox Therapeutic Net Revenues Were $645 Million; Vraylar Net Revenues Were $461 Million

•Third-Quarter Global Net Revenues from the Aesthetics Portfolio Were $1.251 Billion, an Increase of 29.3 Percent on a Reported Basis, or 27.7 Percent on an Operational Basis; Global Botox Cosmetic Net Revenues Were $545 Million

•Raises 2021 GAAP Diluted EPS Guidance Range from $6.04 to $6.14 to $6.29 to $6.33; Raises 2021 Adjusted Diluted EPS Guidance Range from $12.52 to $12.62 to $12.63 to $12.67

•Announces 2022 Dividend Increase of 8.5 Percent, Beginning with Dividend Payable in February 2022

NORTH CHICAGO, Ill., October 29, 2021 – AbbVie (NYSE:ABBV) announced financial results for the third quarter ended September 30, 2021.

"We continue to deliver excellent results, with balanced performance across our portfolio driving double-digit operational sales and EPS growth,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “Based upon our strong momentum, we are increasing our full-year 2021 EPS guidance. We remain highly confident in AbbVie’s long-term outlook and are once again raising our dividend, which has grown over 250 percent since inception."
Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.

Third-Quarter Results

•Worldwide net revenues were $14.342 billion, an increase of 11.2 percent on a GAAP basis. Adjusted net revenues increased 11.3 percent on a reported basis, or 10.8 percent on an operational basis.

•Global net revenues from the immunology portfolio were $6.674 billion, an increase of 15.3 percent on a reported basis, or 14.9 percent on an operational basis.
◦Global Humira net revenues of $5.425 billion increased 5.6 percent on a reported basis, or 5.2 percent on an operational basis. U.S. Humira net revenues were $4.613 billion, an increase of 10.1 percent. Internationally, Humira net revenues were $812 million, a decrease of 14.6 percent on a reported basis, or 16.7 percent on an operational basis, due to biosimilar competition.
◦Global Skyrizi net revenues were $796 million.
◦Global Rinvoq net revenues were $453 million.

•Global net revenues from the hematologic oncology portfolio were $1.866 billion, an increase of 8.4 percent on a reported basis, or 8.1 percent on an operational basis.
◦Global Imbruvica net revenues were $1.374 billion, an increase of 0.3 percent, with U.S. net revenues of $1.109 billion and international profit sharing of $265 million.
◦Global Venclexta net revenues were $492 million, an increase of 40.1 percent on a reported basis, or 38.7 percent on an operational basis.

•Global net revenues from the neuroscience portfolio were $1.566 billion, an increase of 25.5 percent on a reported basis, or 25.0 percent on an operational basis.
◦Global Botox Therapeutic net revenues were $645 million, an increase of 23.4 percent on a reported basis, or 22.5 percent on an operational basis.
◦Vraylar net revenues were $461 million, an increase of 29.0 percent on a reported and operational basis.
◦Global Ubrelvy net revenues were $162 million.

•Global net revenues from the aesthetics portfolio were $1.251 billion, an increase of 29.3 percent on a reported basis, or 27.7 percent on an operational basis.
◦Global Botox Cosmetic net revenues were $545 million, an increase of 38.5 percent on a reported basis, or 36.9 percent on an operational basis.
◦Global Juvederm net revenues were $354 million, an increase of 29.1 percent on a reported basis, or 26.6 percent on an operational basis.

•On a GAAP basis, the gross margin ratio in the third quarter was 69.4 percent. The adjusted gross margin ratio was 83.2 percent.

•On a GAAP basis, selling, general and administrative expense was 21.5 percent of net revenues. The adjusted SG&A expense was 20.6 percent of net revenues.

•On a GAAP basis, research and development expense was 11.7 percent of net revenues. The adjusted R&D expense was 11.4 percent of net revenues, reflecting funding actions supporting all stages of our pipeline.

•On a GAAP basis, the operating margin in the third quarter was 30.0 percent. The adjusted operating margin was 51.1 percent.

•On a GAAP basis, net interest expense was $585 million.

•On a GAAP basis, the tax rate in the quarter was 13.8 percent. The adjusted tax rate was 12.6 percent.

•Diluted EPS in the third quarter was $1.78 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $3.33.

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie announced the European Commission (EC) approved Rinvoq (upadacitinib) for the treatment of moderate to severe atopic dermatitis (AD) in adults and adolescents 12 years and older who are candidates for systemic therapy. The recommended dose of Rinvoq for AD in adults is 15 mg or 30 mg once daily based on individual patient presentation, and 15 mg once daily for adolescents and adults 65 years and older. The approval is supported by data from one of the largest registrational Phase 3 programs in AD evaluating Rinvoq monotherapy or with topical corticosteroids. This milestone marks the fourth EC-approved indication for Rinvoq.

•AbbVie announced the European Medicines Agency's (EMA) Committee for Medicinal Products for Human Use (CHMP) recommended the approval of Skyrizi (risankizumab) for the treatment of active psoriatic arthritis (PsA) in adults who have had an inadequate response or who have been intolerant to one or more disease-modifying antirheumatic drugs (DMARDs). The positive opinion is based on data from two pivotal Phase 3 studies which evaluated the efficacy and safety of Skyrizi in adults with active PsA. If the CHMP recommendation is accepted by the EC, this will mark the second indication for Skyrizi in the European Union. Skyrizi is part of a collaboration between Boehringer Ingelheim and AbbVie, with AbbVie leading development and commercialization globally.

•AbbVie announced that it submitted applications to the U.S. Food and Drug Administration (FDA) and EMA seeking approval for Rinvoq (45 mg (induction dose) and 15 mg and 30 mg (maintenance dose)) for the treatment of adults with moderately to severely active ulcerative colitis (UC). The applications are supported by data from two Phase 3 induction studies and one maintenance study. In these studies, significantly more patients treated with Rinvoq achieved the primary and all secondary endpoints compared to placebo. The safety results of Rinvoq, including the 45 mg dose as induction therapy, in these studies were generally consistent with the known safety profile of Rinvoq, with no new important safety risks observed.

•AbbVie announced that it submitted an application to the FDA seeking approval for Skyrizi (600 mg intravenous induction and 360 mg subcutaneous maintenance therapy) for the treatment of patients 16 years and older with moderate to severe Crohn's disease (CD). The submission is supported by three pivotal Phase 3 studies in which Skyrizi demonstrated significant improvements in clinical remission and endoscopic response as both induction and maintenance therapy. The overall safety findings in these pivotal studies were generally consistent with the known safety profile of Skyrizi.

•AbbVie announced positive top-line results from two studies of the Phase 3 SELECT-AXIS 2 clinical trial evaluating the efficacy and safety of Rinvoq in patients with active ankylosing spondylitis (AS) or non-radiographic axial spondyloarthritis (nr-axSpA). In Study 1, Rinvoq (15 mg, once daily) met the primary endpoint of Assessment in SpondyloArthritis International Society (ASAS) 40 at week 14 versus placebo (45 percent compared to 18 percent) in patients with AS who have had an inadequate response to biologic DMARD therapy. All ranked secondary endpoints were also met. In Study 2, Rinvoq (15 mg, once daily) met the primary endpoint of ASAS40 at week 14 versus placebo (45 percent compared to 23 percent) and met the first 12 of 14 ranked secondary endpoints in patients with nr-axSpA. Across both studies, safety data were consistent with SELECT-AXIS 1, previous Phase 3 studies in other indications and the known safety profile of Rinvoq, with no new risks identified. Full results from the SELECT-AXIS 2 trial will be presented at a future medical meeting and submitted for publication in a peer-reviewed journal.

•At the United European Gastroenterology (UEG) Week, AbbVie shared 13 abstracts including 7 live presentations that reinforced AbbVie's commitment to advancing research in inflammatory bowel disease (IBD). Highlights included new results from the 52-week Phase 3 maintenance studies evaluating the efficacy and safety of Skyrizi in patients with CD and Rinvoq in patients with UC.

•At the European Academy of Dermatology and Venereology (EADV) Congress, AbbVie shared 27 abstracts from across its dermatology portfolio that underscored AbbVie's commitment to advancing standards of care in dermatology for people living with serious skin diseases. Highlights included new analyses from the Phase 3 Rinvoq AD clinical trial program as well as new long-term efficacy and safety data from the KEEPsAKE 1 and KEEPsAKE 2 trials evaluating Skyrizi in adults with PsA treated through 52 weeks.

Recent Events (continued)

•AbbVie announced that Skyrizi is now available in the U.S. as a single-dose 150 mg injection for the treatment of adults with moderate to severe plaque psoriasis (PsO). Previously two 75 mg injections per dose, Skyrizi 150 mg is now administered with one injection per dose via either a prefilled pen or syringe every 12 weeks following two starter doses.

•AbbVie announced that the FDA approved Qulipta (atogepant) for the preventive treatment of episodic migraine in adults. The approval is supported by data from a robust clinical program evaluating the efficacy, safety and tolerability of Qulipta in nearly 2,000 patients who experienced 4 to 14 migraine days per month including the pivotal Phase 3 ADVANCE study, the pivotal Phase 2b/3 study and the Phase 3 long-term safety study. AbbVie is the only pharmaceutical company to offer three treatments across the full spectrum of migraine to help patients living with this debilitating disease.

•At the International Headache Congress (IHC) 2021, AbbVie presented data showcasing its migraine portfolio and shared a total of 23 abstracts including 2 oral presentations and 1 abstract lecture. Highlights included results from an open-label, multicenter extension to the pivotal Phase 3 ADVANCE trial evaluating the safety and tolerability of oral Qulipta for the preventive treatment of migraine, data from the observational cross-sectional UNIVERSE study highlighting the real-world effectiveness and patient satisfaction of Ubrelvy (ubrogepant) in acute migraine as well as results from a post-hoc analysis of the Phase 3 PREEMPT trials evaluating the use of Botox (onabotulinumtoxinA) for chronic migraine.

•AbbVie announced ABBV-951 (foslevodopa/foscarbidopa) met the primary endpoint in a pivotal Phase 3 trial in patients with advanced Parkinson’s Disease (PD). Patients who received the continuous 24 hours/day subcutaneous infusion of ABBV-951 showed statistically significant increases in “On” time without troublesome dyskinesia, compared to oral levodopa/carbidopa, after 12 weeks. A significant reduction in “Off” time was also observed. Systemic adverse events were generally consistent with the well-established safety profile of levodopa/carbidopa medications and infusion site adverse events were mostly non-serious and mild or moderate in severity. Data from this head-to-head superiority study will be a key component of global regulatory submissions and full results will be presented at a future medical meeting or submitted for publication in a peer-reviewed journal.

•At the International Parkinson and Movement Disorder Society (MDS) Virtual Congress 2021, AbbVie presented more than 20 abstracts showcasing AbbVie’s continued focus on advancing the management of movement disorders. Highlights included final results from PROviDE, a long-term, real-world study, evaluating the effectiveness of Duodopa (levodopa-carbidopa intestinal gel) in patients with advanced PD as well as additional data on the long-term, real-world use of Botox in patients with spasticity and cervical dystonia.

•AbbVie and REGENXBIO announced a partnership to develop and commercialize RGX-314, a potential one-time gene therapy for the treatment of wet age-related macular degeneration (wet AMD), diabetic retinopathy (DR) and other chronic retinal diseases. RGX-314 is currently being evaluated in patients with wet AMD in a pivotal trial utilizing subretinal delivery as well as in patients with wet AMD and DR in two separate Phase II clinical trials utilizing in-office suprachoroidal delivery. Under the terms of the agreement, AbbVie will pay REGENXBIO a $370 million upfront payment with the potential for REGENXBIO to receive up to $1.38 billion in additional development, regulatory and commercial milestones. The transaction is expected to close by the end of 2021, subject to the satisfaction of customary closing conditions, including applicable regulatory approvals.

Full-Year 2021 Outlook
AbbVie is raising its GAAP diluted EPS guidance for the full-year 2021 from $6.04 to $6.14 to $6.29 to $6.33. AbbVie is raising its adjusted diluted EPS for the full-year 2021 from $12.52 to $12.62 to $12.63 to $12.67. The company's 2021 adjusted diluted EPS guidance excludes $6.34 per share of intangible asset amortization expense, non-cash charges for contingent consideration adjustments and other specified items.

Company Declares Dividend Increase of 8.5 Percent

AbbVie is announcing today that its board of directors declared an increase in the company’s quarterly cash dividend from $1.30 per share to $1.41 per share beginning with the dividend payable on February 15, 2022 to shareholders of record as of January 14, 2022. This reflects an increase of approximately 8.5 percent, continuing AbbVie’s strong commitment to returning cash to shareholders through a growing dividend. Since the company's inception in 2013, AbbVie has increased its quarterly dividend by more than 250 percent. AbbVie is a member of the S&P Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least 25 consecutive years.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience, eye care, virology, women's health and gastroenterology, in addition to products and services across its Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our third-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2021 and 2020 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2021 financial guidance is also being provided on both a reported and a non-GAAP basis.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the failure to realize the expected benefits of AbbVie’s acquisition of Allergan or to promptly and effectively integrate Allergan’s business, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2020 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Frank Benenati	Liz Shea
(224) 688-4169	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended September 30, 2021
(Unaudited)

				% Change vs. 3Q20
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int'l.	Total	Int'l.	Total
ADJUSTED NET REVENUES[b]	$11,279	$3,063	$14,342	14.1%	2.4%	11.3%	0.1%	10.8%

Immunology	5,640	1,034	6,674	18.6	0.2	15.3	(2.1)	14.9
Humira	4,613	812	5,425	10.1	(14.6)	5.6	(16.7)	5.2
Skyrizi	679	117	796	79.6	>100.0	83.3	>100.0	82.8
Rinvoq	348	105	453	82.5	>100.0	>100.0	>100.0	>100.0

Hematologic Oncology	1,346	520	1,866	1.8	30.6	8.4	29.3	8.1
Imbruvica[c]	1,109	265	1,374	(0.9)	5.7	0.3	5.7	0.3
Venclexta	237	255	492	16.3	73.0	40.1	69.5	38.7

Aesthetics	820	431	1,251	32.7	23.2	29.3	18.9	27.7
Botox Cosmetic	356	189	545	49.6	21.6	38.5	17.5	36.9
Juvederm Collection	159	195	354	37.6	22.9	29.1	18.6	26.6
Other Aesthetics	305	47	352	15.4	31.5	17.3	26.5	16.7

Neuroscience	1,346	220	1,566	28.0	11.5	25.5	8.0	25.0
Botox Therapeutic	534	111	645	24.4	18.6	23.4	13.8	22.5
Vraylar	461	—	461	29.0	n/a	29.0	n/a	29.0
Duodopa	23	104	127	(3.9)	6.0	3.9	3.9	2.2
Ubrelvy	162	—	162	>100.0	n/a	>100.0	n/a	>100.0
Other Neuroscience	166	5	171	(17.8)	(12.1)	(17.7)	(18.5)	(17.8)

Eye Care	585	286	871	6.5	(1.4)	3.8	(3.9)	2.9
Lumigan/Ganfort	63	75	138	(0.1)	(12.9)	(7.5)	(15.8)	(9.2)
Alphagan/Combigan	89	39	128	6.2	1.2	4.6	(0.9)	3.9
Restasis	305	14	319	7.5	(7.4)	6.7	(6.5)	6.7
Other Eye Care	128	158	286	8.1	5.1	6.4	2.4	4.9

Women's Health	199	3	202	(12.9)	(67.4)	(15.6)	(70.4)	(15.8)
Lo Loestrin	105	2	107	(20.3)	(27.2)	(20.6)	(32.4)	(20.8)
Orilissa/Oriahnn	37	1	38	50.5	47.5	50.4	38.4	50.0
Other Women's Health	57	—	57	(20.9)	(100.0)	(28.4)	(100.0)	(28.4)

Other Key Products	1,068	297	1,365	7.4	9.6	7.9	8.4	7.6
Mavyret	183	243	426	0.2	5.7	3.3	4.9	2.9
Creon	310	—	310	10.0	n/a	10.0	n/a	10.0
Lupron	134	46	180	35.7	34.7	35.4	31.4	34.5
Linzess/Constella	253	8	261	4.8	10.7	5.0	4.5	4.8
Synthroid	188	—	188	(0.8)	n/a	(0.8)	n/a	(0.8)
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.
c Reflects profit sharing for Imbruvica international revenues.
n/a = not applicable

AbbVie Inc.
Key Product Revenues
Nine Months Ended September 30, 2021
(Unaudited)

				% Change vs. 9M20
	Net Revenues (in millions)			Reported			Comparable Operational[a,b]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	U.S.	Int’l.	Total
ADJUSTED NET REVENUES[c]	$31,758	$9,478	$41,236	31.3%	22.6%	29.2%	13.3%	6.0%	11.6%

Immunology	15,391	3,147	18,538	16.9	3.7	14.5	16.9	(1.2)	13.6
Humira	12,777	2,583	15,360	8.1	(9.7)	4.6	8.1	(13.9)	3.8
Skyrizi	1,725	319	2,044	84.9	>100.0	92.0	84.9	>100.0	90.4
Rinvoq	889	245	1,134	>100.0	>100.0	>100.0	>100.0	>100.0	>100.0

Hematologic Oncology	3,892	1,463	5,355	4.2	30.0	10.1	4.2	27.3	9.5
Imbruvica[d]	3,207	816	4,023	2.1	8.8	3.4	2.1	8.8	3.4
Venclexta	685	647	1,332	14.9	72.3	37.1	14.9	64.1	33.9

Aesthetics	2,473	1,353	3,826	>100.0	>100.0	>100.0	55.4	66.5	59.0
Botox Cosmetic*	1,027	579	1,606	>100.0	>100.0	>100.0	70.5	55.0	64.7
Juvederm Collection*	478	625	1,103	>100.0	>100.0	>100.0	69.6	75.4	72.8
Other Aesthetics*	968	149	1,117	>100.0	>100.0	>100.0	37.0	80.2	41.3

Neuroscience	3,621	652	4,273	>100.0	50.5	>100.0	23.8	12.0	22.0
Botox Therapeutic*	1,451	329	1,780	>100.0	>100.0	>100.0	21.1	26.3	21.9
Vraylar*	1,239	—	1,239	>100.0	n/a	>100.0	25.6	n/a	25.6
Duodopa	73	310	383	(1.5)	6.9	5.2	(1.5)	0.1	(0.2)
Ubrelvy*	369	—	369	>100.0	n/a	>100.0	>100.0	n/a	>100.0
Other Neuroscience*	489	13	502	59.7	97.2	60.5	(16.9)	7.6	(16.5)

Eye Care	1,731	876	2,607	>100.0	>100.0	>100.0	4.9	4.6	4.7
Lumigan/Ganfort*	201	229	430	>100.0	79.4	90.7	(2.1)	(10.6)	(6.7)
Alphagan/Combigan*	271	117	388	>100.0	90.5	>100.0	4.6	3.7	4.3
Restasis*	884	42	926	>100.0	>100.0	>100.0	3.8	22.4	4.5
Other Eye Care*	375	488	863	>100.0	>100.0	>100.0	12.4	12.1	12.2

Women's Health	555	18	573	38.9	5.0	37.4	(17.2)	(36.6)	(18.0)
Lo Loestrin*	300	9	309	43.7	55.6	44.1	(21.4)	(9.0)	(21.1)
Orilissa/Oriahnn	102	4	106	20.5	63.2	21.8	20.5	51.9	21.5
Other Women's Health*	153	5	158	44.0	(51.3)	36.8	(25.0)	(73.5)	(28.2)

Other Key Products	3,176	884	4,060	14.1	(2.3)	10.1	3.6	(7.2)	1.1
Mavyret	557	726	1,283	(1.3)	(7.4)	(4.8)	(1.3)	(11.2)	(7.0)
Creon	864	—	864	6.6	n/a	6.6	6.6	n/a	6.6
Lupron	456	135	591	(1.2)	22.8	3.4	(1.2)	18.7	2.6
Linzess/Constella*	728	23	751	96.4	>100.0	96.9	11.4	7.2	11.2
Synthroid	571	—	571	(1.1)	n/a	(1.1)	(1.1)	n/a	(1.1)
a "Comparable Operational" comparisons include full-period current year and prior year results for Allergan products, as if the acquisition closed on January 1, 2019, and are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b All historically reported Allergan revenues have been recast to conform to AbbVie's revenue recognition accounting policies and reporting conventions for certain rebates and discounts. Historically reported Allergan revenues also exclude Zenpep and Viokace product revenues, which were both divested as part of the acquisition, as well as specified items.
c Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.
d Reflects profit sharing for Imbruvica international revenues.
* Represents product(s) acquired as part of the Allergan acquisition.
n/a = not applicable

AbbVie Inc.
Consolidated Statements of Earnings
Quarter and Nine Months Ended September 30, 2021 and 2020
(Unaudited) (In millions, except per share data)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Net revenues	$14,342	$12,902	$41,311	$31,946
Cost of products sold	4,390	5,050	13,126	10,703
Selling, general and administrative	3,083	2,846	9,089	8,068
Research and development	1,673	1,706	5,257	4,667
Acquired in-process research and development	390	45	557	898
Other operating expense, net	500	—	432	—
Total operating costs and expenses	10,036	9,647	28,461	24,336

Operating earnings	4,306	3,255	12,850	7,610

Interest expense, net	585	620	1,813	1,662
Net foreign exchange loss	12	20	35	54
Other expense, net	21	115	2,284	989
Earnings before income tax expense	3,688	2,500	8,718	4,905
Income tax expense	508	187	1,214	321
Net earnings	3,180	2,313	7,504	4,584
Net earnings attributable to noncontrolling interest	1	5	6	4
Net earnings attributable to AbbVie Inc.	$3,179	$2,308	$7,498	$4,580

Diluted earnings per share attributable to AbbVie Inc.	$1.78	$1.29	$4.19	$2.77

Adjusted diluted earnings per share[a]	$3.33	$2.83	$9.39	$7.62

Weighted-average diluted shares outstanding	1,777	1,774	1,776	1,637

a     Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended September 30, 2021
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	3Q21
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$3,688	$3,179	$1.78
Adjusted for specified items:
Intangible asset amortization	1,904	1,585	0.88
Acquisition and integration costs	176	166	0.09
Milestones and other R&D expenses	12	12	0.01
Acquired IPR&D	390	384	0.21
Calico collaboration	500	500	0.28
Change in fair value of contingent consideration	98	98	0.06
Other	48	29	0.02
As adjusted (non-GAAP)	$6,816	$5,953	$3.33
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect Allergan-related integration costs. Milestones and other R&D expenses include milestone payments for previously announced collaborations. Acquired IPR&D represents initial costs to acquire rights to in-process R&D projects through R&D collaborations, licensing arrangements or other asset acquisitions. Other primarily includes restructuring charges associated with streamlining global operations and COVID-19 related expenses.
2. The impact of the specified items by line item was as follows:

	3Q21
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other operating expense, net	Other expense, net
As reported (GAAP)	$4,390	$3,083	$1,673	$390	$500	$21
Adjusted for specified items:
Intangible asset amortization	(1,904)	—	—	—	—	—
Acquisition and integration costs	(49)	(105)	(22)	—	—	—
Milestones and other R&D expenses	—	—	(12)	—	—	—
Acquired IPR&D	—	—	—	(390)	—	—
Calico collaboration	—	—	—	—	(500)	—
Change in fair value of contingent consideration	—	—	—	—	—	(98)
Other	(24)	(17)	(7)	—	—	—
As adjusted (non-GAAP)	$2,413	$2,961	$1,632	$—	$—	$(77)
3. The adjusted tax rate for the third quarter of 2021 was 12.6 percent, as detailed below:

	3Q21
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$3,688	$508	13.8%
Specified items	3,128	354	11.3%
As adjusted (non-GAAP)	$6,816	$862	12.6%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended September 30, 2020
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	3Q20
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$2,500	$2,308	$1.29
Adjusted for specified items:
Intangible asset amortization	2,117	1,800	1.02
Acquisition and integration costs	792	682	0.38
Milestones and other R&D expenses	40	38	0.02
Acquired IPR&D	45	45	0.02
Change in fair value of contingent consideration	197	197	0.11
Other	30	(22)	(0.01)
As adjusted (non-GAAP)	$5,721	$5,048	$2.83
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect amortization of the acquisition date fair value step-up for inventory as well as compensation expense and other integration costs related to the Allergan acquisition. Milestones and other R&D expenses include milestone payments for previously announced collaborations. Acquired IPR&D represents initial costs to acquire rights to in-process R&D projects through R&D collaborations, licensing arrangements or other asset acquisitions. Other primarily includes tax settlements and COVID-19 related expenses.
2. The impact of the specified items by line item was as follows:

	3Q20
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Net foreign exchange loss	Other expense, net
As reported (GAAP)	$12,902	$5,050	$2,846	$1,706	$45	$20	$115
Adjusted for specified items:
Intangible asset amortization	—	(2,117)	—	—	—	—	—
Acquisition and integration costs	—	(551)	(104)	(137)	—	—	—
Milestones and other R&D expenses	—	—	—	(40)	—	—	—
Acquired IPR&D	—	—	—	—	(45)	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(197)
Other	(20)	(20)	(19)	(16)	—	5	—
As adjusted (non-GAAP)	$12,882	$2,362	$2,723	$1,513	$—	$25	$(82)
 3. The adjusted tax rate for the third quarter of 2020 was 11.7 percent, as detailed below:

	3Q20
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$2,500	$187	7.5%
Specified items	3,221	481	14.9%
As adjusted (non-GAAP)	$5,721	$668	11.7%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Nine Months Ended September 30, 2021
(Unaudited) (In millions, except per share data)
 1.     Specified items impacted results as follows:

	9M21
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$8,718	$7,498	$4.19
Adjusted for specified items:
Intangible asset amortization	5,912	4,929	2.77
Acquisition and integration costs	535	427	0.23
Milestones and other R&D expenses	359	307	0.17
Acquired IPR&D	557	543	0.30
Calico collaboration	500	500	0.28
Change in fair value of contingent consideration	2,447	2,445	1.38
Litigation matters	107	86	0.05
Other	47	42	0.02
As adjusted (non-GAAP)	$19,182	$16,777	$9.39
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect integration costs as well as amortization of the acquisition date fair value step-up for inventory related to the Allergan acquisition. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of FDA priority review vouchers from third parties. Acquired IPR&D represents initial costs to acquire rights to in-process R&D projects through R&D collaborations, licensing arrangements or other asset acquisitions. Other primarily includes restructuring charges associated with streamlining global operations and COVID-19 related expenses, offset by milestone revenue under an existing collaboration agreement.
2. The impact of the specified items by line item was as follows:

	9M21
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other operating expense, net	Other expense, net
As reported (GAAP)	$41,311	$13,126	$9,089	$5,257	$557	$432	$2,284
Adjusted for specified items:
Intangible asset amortization	—	(5,912)	—	—	—	—	—
Acquisition and integration costs	—	(172)	(275)	(88)	—	—	—
Milestones and other R&D expenses	—	—	—	(359)	—	—	—
Acquired IPR&D	—	—	—	—	(557)	—	—
Calico collaboration	—	—	—	—	—	(500)	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(2,447)
Litigation matters	—	—	(107)	—	—	—	—
Other	(75)	(65)	(50)	(90)	—	68	15
As adjusted (non-GAAP)	$41,236	$6,977	$8,657	$4,720	$—	$—	$(148)
3. The adjusted tax rate for the first nine months of 2021 was 12.5 percent, as detailed below:

	9M21
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$8,718	$1,214	13.9%
Specified items	10,464	1,185	11.3%
As adjusted (non-GAAP)	$19,182	$2,399	12.5%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Nine Months Ended September 30, 2020
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	9M20
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$4,905	$4,580	$2.77
Adjusted for specified items:
Intangible asset amortization	3,967	3,361	2.05
Acquisition and integration costs	2,899	2,624	1.60
Milestones and other R&D expenses	225	202	0.12
Acquired IPR&D	898	898	0.54
Change in fair value of contingent consideration	1,078	1,078	0.65
Other	147	(187)	(0.11)
As adjusted (non-GAAP)	$14,119	$12,556	$7.62
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect transaction and financing costs, compensation expense and other integration costs as well as amortization of the acquisition date fair value step-up for inventory related to the Allergan acquisition. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of an FDA priority review voucher from a third party. Acquired IPR&D represents initial costs to acquire rights to in-process R&D projects through R&D collaborations, licensing arrangements or other asset acquisitions. Other primarily includes the impacts of tax law changes, tax settlements and COVID-19 related charitable contributions and expenses.
2. The impact of the specified items by line item was as follows:

	9M20
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense, net	Net foreign exchange loss	Other expense, net
As reported (GAAP)	$31,946	$10,703	$8,068	$4,667	$898	$1,662	$54	$989
Adjusted for specified items:
Intangible asset amortization	—	(3,967)	—	—	—	—	—	—
Acquisition and integration costs	—	(1,020)	(1,290)	(315)	—	(274)	—	—
Milestones and other R&D expenses	—	—	—	(225)	—	—	—	—
Acquired IPR&D	—	—	—	—	(898)	—	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	—	(1,078)
Other	(20)	(64)	(64)	(48)	—	—	9	—
As adjusted (non-GAAP)	$31,926	$5,652	$6,714	$4,079	$—	$1,388	$63	$(89)
3. The adjusted tax rate for the first nine months of 2020 was 11.0 percent, as detailed below:

	9M20
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$4,905	$321	6.5%
Specified items	9,214	1,238	13.4%
As adjusted (non-GAAP)	$14,119	$1,559	11.0%